Exhibit 99.2
Final Transcript
CORPORATE PARTICIPANTS
Paul McCormick
Cardiogenesis Corporation — Executive Chairman
Bill Abbott
Cardiogenesis Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Jared Cohen
JM Cohen & Co. — Analyst
PRESENTATION
Operator
Good day ladies and gentlemen, and welcome to the second quarter 2010 Cardiogenesis Corporation earnings conference call. My name is Yvette and I will be your operator for today. [Operator Instructions]. During the course of this call, the Company will make a number of forward-looking statements, which may include, without limitation, statements regarding the Company’s future business development plans and future results. These statements are subject to risks and uncertainties, and actual results may differ materially from those projected in these forward-looking statements. Those risks and uncertainties are more fully described in the Company’s SEC reports filed under the Securities Exchange Act of 1934 included under the heading of Risk Factors and the Company’s annual report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements made today.
In addition, please be aware that if you decide to ask a question on today’s call, it will be included in both the live transmission and may be made available on the Company’s website thereafter. This conference call report is protected by copyright law and international treaties. Any recording or other use or transmission of the text or audio of today’s call is not allowed without express permission of Cardiogenesis. I without like to turn the presentation over to your host for today’s call, Mr. Paul McCormick the Executive Chairman of Cardiogenesis. Please proceed sir,
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thank you, Yvette. As she mentioned, I’m Paul McCormick. I’m the Executive Chairman at Cardiogenesis. Along with Bill Abbott, our CFO, we’ll be reporting on 2010 second quarter and year-to-date result results.
Today, we are pleased to report total revenues of $2,429,000 for the second quarter of 2010, a 9% increase in total revenue over the prior period. I am pleased to report also that $2,081,000 of that revenue was derived from the sales of our disposable handpieces and we achieved a gross-margin of 84%.
We are encouraged by the results of our sales team as they focus on previously installed lasers in order to increase the utilization of our technology. At the same time, we are making progress on our regulatory objective to begin an IDE study for our PHOENIX combination delivery system. I will discuss that in greater detail later in the call. But first, Bill will review our first quarter financial results. Bill.
Bill Abbott — Cardiogenesis Corporation — CFO
Thanks Paul. As Paul just mentioned, in the second quarter of 2010 our revenue totaled $2,429,000, an increase of $193,000 or 9% from revenues of $2,236,000, in the second quarter of 2009. Overall handpiece revenue grew $159,000 or 8% to $281,000 in the second quarter of 2010, from $1,922,000 of handpiece sales in last year’s second quarter. Handpiece revenue growth was the result of both higher average selling price and higher domestic unit sales. Laser revenue in the second quarter totaled $59,000, whereas we had no laser revenue in the second quarter of last year. Our service and other revenue for the second quarter of 2010 was $289,000, which was down approximately $25,000 from last year’s second quarter.

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For the first half of 2010 revenue totaled $5,662,000, an increase of approximately $574,000 or 11% from sales of $5,088,000, in the first six months of 2009. The year-to-date increase as compared to the first half of 2009, results primarily from both higher average selling price again and higher unit sales of handpieces.
Our gross-margin was 84% of net revenue for both the second quarter and first half of 2010, and that represents a one percentage point increase over the prior year second quarter and two percentage points increase above the first half of 2009. In dollar terms, gross profit increased by $203,000 or 11% to $2,048,000 for the second quarter of 2010 as compared with $1,845,000 for the 2009 second quarter. For the first half of 2010, gross profit increased by $592,000 or 14% to $4,753,000 from a gross profit of $4,161,000 in the first half of last year.
Research and development expense was $270,000 in the second quarter of 2010 as compared with $346,000 in the 2009 second quarter, a decrease of approximately $76,000, or 22%. Year-to-date, R&D expense was $558,000 which was also $76,000 or 12%, below the prior year period R&D expense of $634,000. Both the three and six month decreases were a result primarily of expenses associated with 2009 FDA submissions for approval of our Pearl 8.0 delivery system and also an approval of the investigational device exemption, or IDE study, to begin the clinical trial of our PHOENIX delivery system. Those costs did not recur in 2010.
Sales and marketing expense was $1,554,000 for the 2010 second quarter, an increase of $282,000 or 22%, when compared to $1,272,000 for the second quarter of 2009. The increase in sales and marketing costs for the second quarter of 2010 was primarily due to higher salary and related expenses resulting from increase in our average head count, as well as higher commission expense resulting from the increase in revenue.
For the 2010 first half, sales and marketing expenses were $3,285,000, which is an increase of $544,000 or 20%, when compared to $2,741,000 for the six-month period in 2009. The first half increase in S&M expense for 2010 was also a result of higher salary and related expense from the increased average head count, as well as revenue driven increase in commission compensation and higher travel cost.
Second quarter 2010 general and administrative expense was $772,000, a decrease of $17,000 from the $789,000 of G&A expense we recorded in the second quarter of 2009. For the first half of 2010, G&A expense totaled $1,471,000, a decrease of $174,000 from 2009’s first half. Both the second quarter and first half period decreases were primarily attributable to lower head count, which resulted in lower salary and wage expense.
For the 2010 second quarter, we recorded an operating loss of $548,000 as compared to operating loss of $562,000 in the second quarter of 2009. The operating loss for the first six months of 2010 totaled $561,000 as compared to an operating loss of $859,000 for the first six months of 2009.
Our net loss for this year’s second quarter was $552,000 or $0.01 per basic and diluted share, as compared to net loss of $590,000 or $0.01 per basic and diluted share in the 2009 second quarter. For the six month year-to-date period, our net loss was $570,000 or $0.01 per basic and diluted share as compared to net loss $904,000 or $0.02 basic diluted share for the first half of 2009. Now I’ll turn the call back to Paul for an update. And then we’ll be happy to answer any questions you may have.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Bill. The Company continues to execute on its key objectives to drive utilizations of our high margin disposable handpieces, manage expenses to be in control of own financial destiny, and pursue the PHOENIX clinical initiative as a platform for future growth. Re-energizing utilization has it’s unique challenges, but we are beginning to see success due to the hard work of our sales and marketing team. For the first six months of 2010, we increased disposable handpiece revenue by 17% over the first six months of 2009. While revenue from capital equipment sales is important, the hospital environment for capital equipment purchases is challenging and quarterly sales results may by choppy. Focusing on increasing gross profit dollars generated from the sale of our disposable products, provides a more reliable and

Final Transcript
recurring revenue stream that permits us to make the requisite investments in our advanced product initiatives.
We are accomplishing our sales growth with a sharp eye on our expenses. At June 30, 2010, the Company had no debt and a cash balance of $2.2 million. We utilized only $202,000 in cash for operations in the first half of 2010. We are cognizant of the need to manage our cash and believe we have sufficient resources to allow the Company to make modest investments in it’s sales and marketing initiatives, as well as finance the Company through the completion of the product functional testing, large animal studies, and enrollment in a human-feasible study for the PHOENIX system.
On April 20, we responded to the FDA outlining the parameters of device functional testing, a proposed large animal safety study, as well as an updated clinical protocol incorporating the comments previously received from the FDA. Their response was positive, and the animal and bone marrow compatibility testing protocols were acceptable. In addition, FDA suggested some minor modifications to the product that might further minimize variance based on operator technique. We plan to have the Texas Heart Institute begin the functional testing and the GLP animal study this October. As we mention on the last call, our goal is to simultaneously recruit patients at centers outside of the US, under the perimeters of the clinical protocol submitted to the FDA. Initiating this study outside the US will help us refine the pivotal trial design.
We recently submitted our clinical plan and proposed investigator contracts to six centers outside of the US. Because the PHOENIX device has the CE-mark, only hospital ethic’s committee approvals are required. We plan to begin enrollment under this OUS protocol in October of this year.
Data from the OUS study will be submitted to the FDA with the GLP animal test data to obtain approval to begin a pivotal trial. This two track strategy of initiating a study overseas, while simultaneously conducting the in-vitro and in-vivo testing required by the FDA, will minimize the time line to initiate the pivotal trial for the PHOENIX system in the US. Our expectation is to begin enrollment by mid year 2011.
We have been working diligently on this initiative and we believe combination therapy represents an exciting growth opportunity for us. Should tissue simulation prove to be synergistic to stem-cell delivery, we believe our PHOENIX technology can become the standard of care for intramyocardial delivery of stem-cells. We will continue to update you on our progress via our conference calls.
In summary, we will continue to measure our success by increasing domestic revenue from our disposable products, primarily by a vigorous effort of building utilization of previously installed lasers. We must continue to make progress on our regulatory strategy of initiating US clinical trial for our PHOENIX system, as well as raise the visibility of the Company and it’s progress with the investment community. So, with that I would like to now open the line for questions. Operator.
Operator
(Operators instructions)
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
While I’m waiting for first question, let me tell those listening about a paper in the April issue of Catheterization and Cardiovascular Interventions titled, “Patients with Coronary Artery Disease, not Amenable to Traditional Revascularization”. The authors from the Minnesota Heart Institute determined in this contemporary series of patients undergoing coronary angiography, that 6.7% of these patients had no options for traditional revascularization and were already on optimal medical management. This contemporary series underscores the huge clinical need for alternative therapies and better quantifies the opportunity for Cardiogenesis. You can be sure that our sales force is well armed with reprints and are utilizing them to re-engage surgeons and cardiologists on the role for TMR today as well as future applications.
Operator, I’m ready for the first question.

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Operator
Operator: Your first question comes from the line of Jared Cohen with JMCohen and Company.
Jared Cohen — JM Cohen & Co. — Analyst
Do you see your growth a broad base across many different accounts or just a few different accounts?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Actually, thanks for the question, Jared. As we look at this, if we take a look at the accounts that ordered in both the first half of last year and the first half of this year, unit sales in those accounts are up 9.3%, just in units alone. There is obviously been a price increase. Then if we look at the accounts that ordered in only one or the other period, units are up almost 12%. I would say just generally we are seeing across the board increases in our accounts, generally. So it is not just a couple of isolated accounts providing the growth.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. And then just to take it a step further, how has your sales force done in terms of adding new accounts?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Well, we are limited because you are talking about putting in a laser. It has to go in, there is a capital equipment.
Jared Cohen — JM Cohen & Co. — Analyst
Okay where there has been a laser in place where they have it, or I guess, in the past you have been able to lease a laser or rent or do something, maybe not sale one but lend them one or something like that.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Yes, we are not going to let capital equipment get in the way of utilization. If we look at, it is a little hard to quantify completely. But if we look at those accounts that ordered in the first half of this year but did not order in the first half of last year, there were 45 accounts like that. Some of them if it was only, we may just be missing the cycle. Maybe that account in 2009 ordered in July. But it gives us a general sense that we are on the right trajectory with restarting accounts.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. All right. Thank you very much.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thank you.
Operator
(Operator Instructions) There are no more questions in the queue. I will now turn the call back over to Mr. Paul McCormick for closing remarks. You may proceed, Sir.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thank you. Bill and I thank you for your interest in participating in this call. We appreciate the continued support of our shareholders and the efforts of our dedicated employees. We look forward to providing you an update on our progress with the FDA when we discuss third quarter 2010 results. Please feel free to contact Bill or me with any additional questions. Thank you.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.